Exhibit 4.04

IMPERVA, INC.

NOTICE OF INDUCEMENT RESTRICTED STOCK UNIT AWARD

Imperva, Inc. (the “Company”) has granted you (“Participant”) an award of Restricted Stock Units (“RSUs”) subject to the terms and conditions of this Notice of Inducement Restricted Stock Unit Award (the “Notice”) and the Inducement RSU Agreement (the Notice and the Inducement RSU Agreement, collectively, the “Agreement”).

Name:	Brett Hooper

Address:

Number of RSUs:	25,000

Date of Grant:	August 7, 2015

Vesting Commencement Date:	August 15, 2015

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, with earlier expiration upon the Termination Date.

Vesting Schedule:	25% of the Shares subject to the RSU will vest on the first anniversary of the Vesting Commencement Date with an additional 6.25% of the Shares subject to the RSU vesting each quarter thereafter so long as Participant has not been Terminated, subject to the terms of the Company’s Change in Control Plan. Fractional vesting will be rounded in accordance with the Company’s standard practices in its equity administration platform.

If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the number of Shares subject to the RSUs shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

Participant acknowledges that the vesting pursuant to this Notice is earned only by continuing service as a Company employee, director or consultant. Participant also understands that this Notice is subject to the terms and conditions of the Agreement, which is incorporated herein by reference. By signing below or electronically accepting the Agreement, Participant confirms that he has read and agreed to the terms and conditions of this Agreement (inclusive of the Notice). Participant has had an opportunity to obtain the advice of counsel prior to executing the Notice and fully understands all provisions of this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated on the Notice.

PARTICIPANT	IMPERVA, INC.

Signature:	By:

Print Name:	Its:

Date:	Date:

IMPERVA, INC.

INDUCEMENT RESTRICTED STOCK UNIT PLAN AND AGREEMENT

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Notice and this Agreement.

1. Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in shares of Common Stock (“Shares”).

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3. Restrictions.

(a) Non-Transferability. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

(b) Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Participant. Dividends, if any (whether in cash or Shares), shall not be credited to Participant until he or she has acquired Shares in the Company. After Shares are issued to Participant, Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

(c) Certificates. All certificates for Shares will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

(d) Escrow. To enforce any restrictions on a Participant’s Shares, the Committee may require Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

(e) Insider Trading Policy. Participant shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company

(f) Exchange and Buyout of Awards. Without prior stockholder approval, the Committee may, with the consent of Participants, pay cash or issue new awards in exchange for the surrender and cancellation of the RSUs, or any portion thereof.

4. Termination. If Participant’s Termination (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any). In case of any dispute as to whether Termination has occurred (including whether Participant may still be considered to be providing services while on an approved leave of absence), the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.

5. Tax Obligations. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s RSUs and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the

RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); or

(iii) withholding in Shares to be issued upon settlement of the RSUs; or

(iv) any other arrangement approved by the Company.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of this Agreement that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

6. U.S. Tax Consequences. If Participant is a U.S. taxpayer, Participant acknowledges that there will be tax consequences upon the vesting and/or settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such vesting, settlement or disposition. Upon vesting of the RSUs, the Fair Market Value of the Shares subject to the RSUs is subject to payroll taxes (e.g., FICA), and when the Shares are released following vesting, the Fair Market Value of the Shares is subject to U.S. federal, state and local income taxes. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than 12 months from the date of settlement. Further, an RSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. You should consult your personal tax advisor for more information on the actual and potential tax consequences of this RSU.

7. Acknowledgement of Nature of the Grant. The Company and Participant agree that the RSUs are granted under and governed by this Agreement. Participant acknowledges receipt of the RSU prospectus, represents that Participant has carefully read and is familiar with their provisions, and hereby accepts the RSUs subject to all of the terms and conditions set forth in this Agreement. Participant further acknowledges, understands and agrees that:

(a) the RSUs award is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted herein;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d) the RSU grant shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, the Employer, its Parent, Subsidiary or affiliate of the Company and shall not interfere with the ability of the Company, the Employer, its Parent, Subsidiary or affiliate of the Company, as applicable, to terminate Participant’s employment or service relationship (if any) for any reason;

(e) Participant is voluntarily accepting the RSU grant;

(f) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g) the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant’s Termination (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, its Parent, any of its Subsidiaries, affiliates or the Employer, waives his ability, if any, to bring any such claim, and releases the Company, its Parent, Subsidiaries and affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j) unless otherwise provided by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares of the Company.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the RSUs or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his own personal tax, legal and financial advisors regarding the RSUs before taking any action.

9. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company, its Parent, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing this Agreement and Participant’s RSUs.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor(“Data”), for the exclusive purpose of implementing, administering and managing this Agreement.

Participant understands that Data will be transferred to a designated broker or such other stock administrator as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the RSUs and this Agreement. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the

Data by contacting his local human resources representative. Participant authorizes the Company, its designed broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the RSUs to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s RSUs and this Agreement. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s RSUs and this Agreement. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his consent, his employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant or maintain the RSUs. Therefore, Participant understands that refusing or withdrawing his consent may affect Participant’s RSUs. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his local human resources representative.

10. Entire Agreement; Enforcement of Rights. This Agreement (inclusive of the Notice) constitutes the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the issuance of the Shares hereunder are superseded.

11. Amendment of the Agreement. The Committee may at any time amend this Agreement in any respect, provided, however, that the Committee will not, without the approval of the Participant, amend this Agreement in any manner that impairs the rights of Participant. Other than modifications or amendments to this Agreement covered by the foregoing sentence, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by Participant.

12. Compliance with Laws and Regulations. Notwithstanding any other provision hereunder, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the RSU prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that the Company shall have unilateral authority to amend the Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

13. Governing Law and Venue; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

14. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver by electronic means any documents, including prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) and other communications or information, related to this Agreement. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering this Agreement, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant hereby consents to receive such documents by electronic delivery and agrees to the administration of this Agreement on-line or on an electronic system established and maintained by the Company or a third party designated by the Company. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails. Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revised or revoked consent. Finally, Participant understands that Participant has consented to electronic delivery under this Section 13 even though Participant is not required to consent to electronic delivery.

15. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the RSUs and on any Shares acquired upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16. Administration. Subject to the general purposes, terms and conditions of this Agreement, and to the direction of the Board, the Committee will have full power to implement and carry out this Agreement, and will have the authority to (a) construe and interpret this Agreement, (b) prescribe, amend and rescind rules and regulations relating to this Agreement, (c) determine the Fair Market Value in good faith, if necessary, (d) determine whether the RSUs will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other awards or incentive or compensation plans of the Company or any Parent or Subsidiary of the Company, (e) grant waivers of conditions hereunder, (f) correct any defect, supply any omission or reconcile any inconsistency hereunder, (g) determine whether the RSU is vested and the date of settlement, (h) determine the terms and conditions of any, and to institute any Exchange Program, and (i) make all other determinations necessary or advisable for the administration of this Agreement. Any determination made by the Committee with respect to these RSUs or this Agreement shall be made in its sole discretion on the Date of Grant or, unless in contravention of any express term of this Agreement, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in the RSUs. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

17. Corporate Transactions. In the event of a Corporate Transaction, the RSUs may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on Participant. In the alternative, the successor corporation may substitute an equivalent award or provide substantially similar consideration to Participant as was provided to stockholders (after taking into account the existing provisions of the RSUs). The successor corporation may also issue, in place of outstanding Shares of the Company held by Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute the RSUs, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Agreement to the contrary, such RSUs will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of the Shares subject to the RSUs in connection with a Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute this RSUs, as provided above, pursuant to a Corporate Transaction, the Committee will notify Participant in writing or electronically of the treatment of said RSUs.

17. Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the number of Shares subject to this Agreement shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

18. Definitions. In addition to the terms defined elsewhere in the Agreement (inclusive of the Notice), the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Common Stock” means the common stock of the Company.

(c) “Committee” means the Compensation Committee of the Board or those persons to whom administration of this Agreement, or part of this Agreement, has been delegated as permitted by law.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e) “Corporate Transaction” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of the applicable securities referred to herein) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (b) the consummation of the sale or other disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger, reorganization, consolidation or similar transaction or series of related transactions of the Company with any other corporation, other than a merger, reorganization, consolidation or similar transaction (or series of related transactions) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least a majority of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction (or series of related transactions), or (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

(f) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(g) “Exchange Program” means a program pursuant to which outstanding awards are surrendered, cancelled or exchanged for cash, the same type of awards or a different award (or combination thereof).

(h) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows: (i) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; (ii) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or (iii) if none of the foregoing is applicable, by the Board or the Committee in good faith.

(i) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(j)	“SEC” means the United States Securities and Exchange Commission.

(k) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(l) “Termination” or “Terminated” means that Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Shares subject to the RSUs while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which Participant ceased to provide services (the “Termination Date”).